EXHIBIT 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Elects Stanley R. Fallis to Board of Directors

Portland, Ore. — January 5, 2006 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) has elected Stanley R. Fallis of Scottsdale, Arizona to its Board of Directors.

“Stan’s deep knowledge of the securities industry, together with his background in accounting, strategic planning and corporate development, will be tremendous resources to StanCorp,” said Eric E. Parsons, chairman, president and chief executive officer.

Fallis currently serves on the board of directors and is chairman of the audit committee of Hines Horticulture, Inc. From 1994 to 1999 he was the chairman and chief executive officer of Everen Clearing Corporation, a securities execution and clearing company, and the senior executive vice president and chief administrative officer for Everen Securities Inc., a national full service brokerage firm. Fallis also previously served as senior executive vice president and chief financial officer of Kemper Securities Group.

Fallis is a certified public accountant and a member of the American Institute of Certified Public Accountants.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with 29,100 group insurance policies in force covering about 7.1 million employees as of September 30, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

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Contact

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: ttozer@standard.com

Investor Information

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com